Exhibit 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)

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                                                   For the Three Months Ended
                                                            March 31,
                                                   --------------------------
                                                    2001                2000
                                                   ------              ------

Net income                                         $160.1              $143.9

Provisions for income taxes                          97.1                88.3
                                                   ------              ------

Earnings before provision for income taxes          257.2               232.2
                                                   ------              ------

Fixed charges:
  Interest and debt expense on indebtedness         625.7               571.9
  Minority interest in subsidiary trust
    holding solely debentures of the Company          4.8                 4.8
  Interest factor - one third of rentals
    on real and personal properties                   4.6                 6.0
                                                   ------              ------

Total fixed charges                                 635.1               582.7
                                                   ------              ------

Total earnings before provision for
  income taxes and fixed charges                   $892.3              $814.9
                                                   ------              ------

Ratios of earnings to fixed charges                 1.40x               1.40x
                                                   ------              ------

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